Exhibit 99.2
TELULAR CORPORATION, #11130293
TELULAR CORPORATION 2ND QUARTER 2009 EARNINGS
April 30, 2009, 4:30 PM ET
Chairperson: Joseph Beatty (Mgmt.)
Operator: Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Telular Corporation Second Quarter 2009 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, April 30th of 2009.
I would now like to turn the conference over to Brinlea Johnson of the Blueshirt Group. Please go ahead, ma’am.
Brinlea Johnson: Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the second quarter ended March 31st, 2009. By now everyone should have received a copy of the Company’s press release sent out this afternoon. If you need a copy of the release, please contact the Blueshirt Group at 212-551-1453.
On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.
Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors could cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the Company’s 10-K and other periodic filings with the SEC for a discussion of these factors. And finally, this call is scheduled to last no more than 60 minutes, including questions, so in the Q&A session, please limit your questions to be courteous to other callers who may want to ask a question.
At this point, I’d like to turn the call over to Mr. Joe Beatty.
Joseph Beatty: Thanks, Brinlea. Good afternoon, everyone. Welcome to Telular’s conference call to discuss financial results for the second quarter of 2009. I’m pleased with our results this quarter, reporting sequential revenue growth and continued profitability in a very tough economic environment. During the quarter, we generated cash from operations, continued to actively repurchase stock under our buyback program and maintained a very strong balance sheet. Looking ahead we plan to continue executing on our leading portfolio of solutions in Telguard, TankLink and Terminal. I’ll go into more detail later on the call.
For now, I’m going to turn the call over to Jonathan Charak, our CFO, to review the second quarter 2009 financials.

Jonathan Charak: Thanks, Joe. Good afternoon. For the second quarter of 2009, Telular reported revenue of $11.8 million, up 9% sequentially from $10.8 million for the first quarter of 2009. That’s a compound annual growth rate of over 40%. The Company posted consecutive profitability, with net income of $298,000 or $0.02 per share as compared to net income of $117,000 or $0.01 per share in the first quarter of 2009.
For the second quarter of 2009, income from continuing operations before non-cash items was $753,000. This compares to $937,000 in the first quarter of 2009. Income from continuing operations before non-cash items, a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating the business.
Second quarter 2009, Telguard products and service revenues increased 11% to $8.9 million from $8 million reported in the first quarter of 2009. Telguard product sales in the first quarter increased over 20% sequentially to $3.8 million from $3.1 million. Additionally, Telguard service revenues increased sequentially to $5.2 million from $4.9 million. In the second quarter, we sold approximately 26,000 Telguard units and activated roughly 25,000 new Telguard subscribers. We continue to focus on building a steady, recurring revenue stream, which accounted for 46% of total net revenue for the second quarter as we increased our Telguard subscriber base to over 444,000. The period and subscriber base reflect a very favorable quarterly churn rate of 0.7%.
The average selling price per Telguard hardware units sold in the second quarter decreased to $143 from $154 reported in the first quarter, due to the mix of products sold during the period as we sold more primary mode units. Telguard service average revenue per unit, or ARPU, increased sequentially from $3.83 per month to $3.96 per month in the second quarter of 2009, due to the full realization of the modest increase in pricing implemented in the first quarter.
While terminal sales this quarter increased to $2 million from $1.9 million in the first quarter of 2009, sales were weaker than expected due to tough current economic environment here and in Latin America. We are focused on keeping costs in line and reported 4.5 million in operating expenses this quarter, consistent with the first quarter of 2009.
In the second quarter of 2009, we repurchased over 1.1 million shares of our common stock for approximately $1.8 million as part of our stock repurchase program. We generated $2 million in cash from operations and our cash balance remains strong at 19.7 million with no debt. We will continue with our share repurchase program as we still have capacity left under the plan authorized by our Board.
Now I’d like to turn the call back to Joe to go into a more detailed discussion of our business and the longer term growth plans.
Joseph Beatty: Thanks, Jonathan. Despite the weakened economy, Telular reported a solid second quarter. We continue to generate profit and positions ourselves for long-term growth, supported by our leading portfolio of solutions and strong business model. In the second quarter, our revenue growth was fueled by our Telguard business, which exceeded expectations. We have been encouraged over the past six months as wireless has increasingly been implemented as the primary communications path and security application. We believe we are well positioned to continue to capitalize on this trend for an extended period of time.

Telguard product sales were up 20% sequentially as we achieved strong sales in products such as the TG-1, which is used as a primary mode alarm communicator. As the inclination toward cell-only households increases, we are experiencing heightened demand for our solutions. For example, this quarter Monitronics, one of the largest providers of alarm monitoring solutions, announced they are increasing their deployment of Telguard digital and will make our TG-1B and TG-11 preferred, primary and backup cellular platform.
Looking into the second half of 2009, we are optimistic about our Telguard sales and now expect unit sales to range between 20 and 25,000 units per quarter versus our prior expectation of unit sales of 15 to 20,000 per quarter. Our Telguard line has a strong reputation in the security industry and provides a strong foothold for Telular in the machine-to-machine, or M2M, marketplace. Our investment and experience at cellular data technology will continue to allow us to provide M2M solutions into adjacent markets, such as tank monitoring solutions as represented by our TankLink line of business.
Turning to our TankLink business, we made good progress this quarter and, while we are still scaling the business, the acquisition is now fully integrated and we turned it profitable in March. We have expanded the sales force, outsourced the production of hardware and migrated the service from a third party carrier to our own cellular data service. We see our TankLink business developing nicely within our solution portfolio. Importantly, due to the combination of our large base of Telguard subscribers with new TankLink customers, we have a growing stream of recurring revenue which accounted for nearly half of total revenue this quarter.
Moving to our Terminal business, this quarter we announced the relationship with Arbitron, who is using our fixed cellular terminals to increase participation in its electronic radio rating services by young millennials who do not have a landline in their apartment or house. We expect our terminals will continue to serve such niche applications, subject to more favorable economic conditions here and in Latin America.
Looking ahead, we remain focused on several key initiatives: building a steady, recurring stream of service revenues, managing growth and enhancing our offerings in the Telguard business, growing our fully integrated TankLink business, continuing to tightly manage our cost structure and building shareholder value by generating cash and buying shares at attractive prices through our stock repurchase program. I look forward to keeping you updated on our progress.
And with that, I’d like to turn it over to the Operator to coordinate questions that you might have.
Operator: Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, please press star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection. One moment, please, for the first question.
And our first question comes from Russ Silvestri with Skiritai Capital. Please go ahead.
Russ Silvestri: Hello.
Joseph Beatty: Hey, Russ.

Russ Silvestri: How are you doing, Joe?
Joseph Beatty: Good thanks.
Russ Silvestri: Hey, a couple of questions. One, the average price that you guys bought back stock on? And the second question was, if you were to cut out or look at the SG&A associated with the service business, could you kind of put a number on that?
Joseph Beatty: Okay. So the average repurchase price—Jonathan, do you have that handy?
Jonathan Charak: For this past quarter, it was $1.79.
Joseph Beatty: So we got some good buys this quarter on the stock. In terms of SG&A for the service business, it’s pretty difficult for us to allocate our operating expenses in a crisp manner. So much of what goes on with the team is really a reflection of the fact that our solutions are very integrated between the hardware and the service component. By that I mean it’s a specialty piece of electronics with a SIM card in it that’s ours that speaks to our servers. I don’t know how I would distribute the customer service team that deals with security dealers and allocate their efforts toward whether the server is properly processing a message, which is really a service issue, or whether the hardware is somehow malfunctioning, so pretty difficult really to parse out those expenses.
Russ Silvestri: And then the other thing, the new product gross margins seem like they’re suffering a little bit. I was wondering if you could just talk a little bit about that.
Joseph Beatty: I think there’s a mix issue. If you look at our product gross margins, it was 27—or I’m sorry—it was 25% this quarter, 27 the prior period before; really a reflection mostly of the mix of Telguard hardware we’re selling. The TG-1 is a primary mode only device that’s at the lower price point in the range of the products we sell, and it’s increasing in popularity. And so, from a mix perspective, it’s a lower price point on the ASP, and it’s also a bit of a lower margin offering so you see both the ASP and the gross margins for product shrink a little bit. But in the grand scheme of life, I think you saw our service ARPU go up and the benefits of getting people on the network are worth a little bit of compression in the product margin, and it wasn’t that much anyway, in my view.
Russ Silvestri: So is the TG-1 ASP lower than the average ASP for the Company?
Joseph Beatty: It is. It is, yes.
Russ Silvestri: What’s the ASP on TG-1?
Joseph Beatty: It’s slightly below the—what is it? 143 for the Company?
Jonathan Charak: Yes.
Joseph Beatty: Yes, depending on which customer is buying the unit, it can be below that, yes.
Russ Silvestri: All right. Thank you.

Joseph Beatty: Thanks, Russ.
Operator: Thank you. Ladies and gentlemen, if there are any additional questions, please press star, followed by the one at this time. As a reminder, if you’re using speaker equipment, you will need to lift the handset before making your selection.
Our next question is from Tim O’Connell with Insight Investments. Please go ahead.
Tim O’Connell: Hi Joe.
Joseph Beatty: Hi, Tim.
Tim O’Connell: Just one question. Can you give us an update on the Mexico deal and whether that still has any life?
Joseph Beatty: Yes. We have talked historically about wanting to expand Telguard into Mexico. We had relayed some frustrations with how long it was taking us to get through that process with our partner down there. And what I’ll tell you today is we’re still working on it; we’re still anticipating having an offering in Mexico with a great partner. A little bit more about that, our approach in the US has always been to not compete with the security dealers. And so we would like to do that same thing in Mexico. And I think others down there who either are in the Mexican market or thinking about it, the way they’re approaching it, at least examples—key examples I’ve seen recently, is they’re competing with the security dealers, and their very large partners. So I think, to the extent we get in the market, you will see us with an offering that is in partnership with the security dealers in Mexico rather than in competition with them, but still working on it.
Tim O’Connell: Do you know timeframe as far as completing—you know, getting that together?
Joseph Beatty: I hesitate to do that because it’s been so long already. And in the grand scheme of life, frankly, the trend in the US of wireless-only households and the uplift we’ve seen this quarter in Telguard unit sales here, it’s probably a lot more meaningful than what we will do in Mexico over the next 12 or 24 months or the first 12 or 24 months that we’re in that market, so I don’t want to make too much out of it. We want to be in Mexico because we think it’s easy to do and it will be a contributor, but I don’t want to over-emphasize its importance to us either, nor do I want to set a date that historically we’ve had issues with it, so we’ll tell you when we get there.
Tim O’Connell: Any potential from Mexico is not in the guidance today.
Joseph Beatty: Correct.
Tim O’Connell: Okay. That’s all, Joe. Thanks.
Joseph Beatty: All right, Tim. Thanks.
Operator: Thank you. Our next question is from David Kanen with First Midwest. Please go ahead.
David Kanen: Good afternoon.

Joseph Beatty: Hi, Dave.
David Kanen: Hi. Quick question regarding the M2M acquisition that you made a couple quarters ago, how much of that contributed to overall revenues? And if you could, tell me the probable product and service?
Joseph Beatty: Sure. It’s just under $1 million in revenue this quarter and the mix is—it’s just over a third service and the rest product. And we’ve spent good energy integrating it. I feel good about how well it’s tied into the rest of Telular and we’re excited about driving the top line and bottom lines now.
David Kanen: Was this your first full quarter of contribution?
Joseph Beatty: It was not. It was our second quarter. We closed it the very first day of the first fiscal quarter of the year, so October 1st last calendar year.
David Kanen: Okay. So sequentially how did it perform?
Joseph Beatty: It was higher this quarter, Dave. I’m taking a quick peek. It’s 100—not quite 100,000 higher in revenue this quarter versus the first quarter we reported it.
David Kanen: Okay. And I don’t know if you covered this in the first part of the call, but did you give any sense as to where Opex should be for the balance of the year? Do you expect it to be more or less flat?
Joseph Beatty: Yes, we didn’t give any indication but flat is a good assumption to go. Yes.
David Kanen: Okay. And should we expect a slight increase in margins on the service side as you continue to add subscribers or more or less what you did with gross margin on service for the March quarter? It should be a comfortable level for the balance of the year?
Joseph Beatty: I think it’s a comfortable level. To the extent I’m wrong on that; we’re more likely to get surprised on the upside than the downside in terms of margin.
David Kanen: Okay. Okay, great. Good luck. Thank you.
Joseph Beatty: Thanks, Dave.
Operator: Thank you. Our next question is a follow-up question from the line of Russ Silvestri. Please go ahead
Russ Silvestri: Thanks again. Could you just tell me about the mix of customers within the quarter in terms of the...
Joseph Beatty: Yes—
Russ Silvestri: Go ahead.

Joseph Beatty: For Telguard? Yes.
Russ Silvestri: Yes, exactly.
Joseph Beatty: It’s increasingly residential. I mean, the overall mix is still roughly 70/30, as I look at my cheat sheet here, but it’s drifting upward in terms of residential subscribers, and that, as I said, is a reflection, in general, for security has drawn a lot of residential customers in. And, instead of wireless being that backup service that certainly a lot of commercial customers get because they really need to have everything they can get, increasingly for residential customers who aren’t going to have phone lines, it’s going to be a necessity. So it’s going to be more of the norm for the residential customers and that means it’s going to probably continuously drive our mix more and more residential.
Russ Silvestri: And is that tends to be more profitable than the commercial, I’m assuming?
Joseph Beatty: Now for a lower price point, from a margin perspective, the product’s a bit thinner but the service is just as good.
Russ Silvestri: Okay. What about the customers in terms of the people selling your products from the ADTs on down? How did the lineup of those types of folks play out?
Joseph Beatty: Okay, so the dealer mix, you know, we are really, especially with ADT having redirected a lot of its business to its affiliate a couple quarters ago, as I think most Telular investors are familiar with.
Russ Silvestri: Yes.
Joseph Beatty: We are really, really quite dominant among the independent dealers outside of the big five. We do business with everyone, but we do an amazing amount of business outside of that top tier. But in that top tier is Monitronics and we struck a deal with them this quarter, which we announced in a press release, where they’re going to make us the primary recommended device for their subscribers. We expect to receive increased demand from them. So we’re participants with all the dealers, but very much these days you can think of us as kind of the dominating the—outside of the big five but used by everyone.
Russ Silvestri: So you’re the switch then. Where does Monitronics fit in terms of market share would you say?
Joseph Beatty: We have them in the top five but in the lower end of the top five.
Russ Silvestri: So 10% kind of thing is the total market?
Joseph Beatty: I don’t have that handy, Russ.
Russ Silvestri: Okay.
Joseph Beatty: But they’re probably fourth or fifth out of five, while ADT is far above everyone else with 35% I think.
Russ Silvestri: Okay.

Joseph Beatty: I don’t have the other breakdowns in front of me.
Russ Silvestri: All right. That’s all I had, thanks.
Joseph Beatty: All right, thanks, Russ.
Operator: Thank you. Our next question is another follow-up question from David Kanen. Please go ahead.
David Kanen: Was Tyco/ADT 10% customer on the product side?
Joseph Beatty: What we’ll show, in our tier, we talk about our customer concentrations, and we’ll report what you typically see from us, which is we have two customers that are each above 10%. We don’t name them in the quarter but I think everyone knows ADT is certainly one of them. But we don’t break out specifically ADT’s concentration in the Company but it’s certainly above 10%.
David Kanen: Okay. So for this quarter it was still 10%.
Joseph Beatty: Sure. You know, they’re buying less incremental units from us but they’re still very important to us in terms of the customer base that we have built over time. They’re still very well represented there and expect to be for a long time.
David Kanen: So are you seeing more continuing business from kind of the individual guys as opposed to the ADT corporates? Or it’s pretty much gone down across the board?
Joseph Beatty: We see great demand from the ADT independent dealers, and we still see some demand from ADT corps owned branches. But they’re very specific about what situations they use our product versus their affiliate company, but certainly we do quite well among the independent dealers.
David Kanen: Okay. Thank you.
Operator: Thank you. And I’m showing no further questions at this time. I will now turn it back to Mr. Beatty for any closing remarks.
Joseph Beatty: Great, thank you. I just want to say thanks to everyone for the time today. We feel good about the quarter. You know, it’s a time where there are a lot of companies having a lot of troubles. It was very heartening to be reminded by our results that this is a pretty good business we’re in, and the wireless trends that are out there really benefitting us right now. So we’re excited about the quarter and we appreciate your time. Thanks.
Operator: Ladies and gentlemen, this concludes the Telular Corporation Second Quarter 2009 Earnings Conference Call. If you would like to listen to a replay of today’s conference, please dial 303-590-3000 or 1-800-405-2236 of access code 11130293. ACT would like to thank you for your participation. You may now disconnect.
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